EXHIBIT 10.18
BOARD COMPENSATION POLICY
SurModics, Inc.
(Amended: November 17, 2008)
Compensation for Non-employee Chairman of the Board
Non-employee directors holding the position of Chairman of the Board shall receive an annual retainer of $100,000 payable quarterly at the end of each calendar quarter. If, for any reason, the Chairman does not serve for the entire calendar quarter, the Chairman shall be entitled to a pro rata portion of that quarterly payment.
In November of each year, the non-employee Chairman shall be granted a nonqualified stock option for 10,000 shares of the Company’s common stock regardless of such Chairman’s tenure of service as a director to the Company.
The Chairman shall not be eligible to receive any of the meeting fees set forth below or any other additional compensation for attendance at meetings of the Board or any of the Board’s committees.
Compensation for Non-employee Directors
Non-employee directors shall receive an annual retainer of $10,000 ($12,000 for Committee Chairs), payable quarterly at the end of each calendar quarter. If, for any reason, the director does not serve for the entire calendar quarter, the director shall be entitled to a pro rata portion of that quarterly payment.
Non-employee directors shall also receive $1,000 for each formal Board meeting attended and $500 for each formal Committee meeting attended. All such fees shall be payable quarterly at the end of each calendar quarter.
When a non-employee director is first elected to the Board, such director shall be granted a nonqualified stock option for 10,000 shares of the Company’s common stock. In November of each year, each non-employee director shall be granted a nonqualified stock option for 10,000 shares of the Company’s common stock; provided, however, that in the first year of service on the Board, such director shall only be entitled to a pro rata portion of such annual option grant.
All stock options provided pursuant to this policy (including those granted a non-employee Chairman and to non-employee directors) shall be granted under the Company’s 2003 Equity Incentive Plan, shall have a seven-year term, and shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Such options shall vest annually in 25% increments, beginning on the first anniversary of the date of grant, and shall be subject to such other terms and conditions set forth in the individual option agreements. In the event the director’s service on the Board terminates for any reason other than disability or death, (a) any unvested portion of such options shall expire and be cancelled, and (b) the director shall be entitled to exercise any vested portion of such options for up to three months after the date of such termination of service, but not later than the date the option expires. Upon the director’s termination of service, the Board, in its sole discretion, may accelerate the vesting of all or any portion of the unvested portion of such options taking into consideration such director’s tenure of service or other similar factors. In the event that the director’s service on the Board terminates as a result of a disability or death, (i) all outstanding unvested options will vest in full on the date that the director’s service ceases by reason of such disability or death, and (ii) the director’s guardian or legal representative may exercise the

SurModics, Inc.
Board Compensation Policy Continued

options not later than the earlier of the date the options expire or one year after the date that the director’s service ceases by reason of such disability or death.